Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202379

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2016

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 27, 2015)

Hess Corporation

25,000,000 Shares

Common Stock

This is an offering by Hess Corporation (“Hess”) of shares of its common stock, par value $1.00 per share. All of the 25,000,000 shares of common stock are being sold by Hess.

Concurrently with this offering, we are making a public offering of 10,000,000 depositary shares, representing ownership interests in our             % Series A Mandatory Convertible Preferred Stock, par value $1.00 per share, which we refer to as the “mandatory convertible preferred stock” (or up to 11,500,000 depositary shares if the underwriters in that offering exercise their option to purchase additional depositary shares in full), pursuant to a separate prospectus supplement and accompanying prospectus. We cannot assure you that the offering of depositary shares will be completed or, if completed, on what terms it will be completed. The offering of shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus is not contingent upon the closing of our depositary shares offering, and the concurrent offering of our depositary shares is not contingent upon the closing of the offering of shares of our common stock hereunder.

Shares of our common stock trade on the New York Stock Exchange, or NYSE, under the symbol “HES.” On February 3, 2016, the last sale price of the shares as reported on the NYSE was $42.99 per share.

See “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 14 of the Annual Report on Form 10-K incorporated by reference herein to read about important facts you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Hess	$	$

(1) See the section titled “Underwriting” for a description of the compensation payable to the underwriters.

To the extent that the underwriters sell more than 25,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 3,750,000 shares from Hess at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares of common stock to purchasers on or about                    , 2016.

Goldman, Sachs & Co.

Prospectus Supplement dated                    , 2016.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part, the prospectus supplement, including the documents incorporated by reference therein, describes the specific terms of this offering and certain matters relating to us. The second part, the accompanying prospectus, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering. The accompanying prospectus was filed as part of our registration statement on Form S-3ASR (Registration No. 333-202379) with the Securities and Exchange Commission (the “SEC”) on February 27, 2015, as part of a “shelf” registration process. Under the shelf registration process, we may sell any combination of debt securities, warrants, common stock, preferred stock, depositary shares, purchase contracts and units in one or more offerings. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. We urge you to read carefully this prospectus supplement, the accompanying prospectus, the information incorporated by reference herein and therein, and any free writing prospectus that we authorize to be distributed to you before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may supplement, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our common stock, you should carefully read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. The documents incorporated by reference into this prospectus supplement are described under “Incorporation of Certain Documents by Reference.”

In this prospectus supplement, “we,” “us,” “our,” the “Company” and “Hess” refer to Hess Corporation and its direct and indirect subsidiaries, as the context requires.

S-ii

FORWARD-LOOKING INFORMATION

Some statements contained in this prospectus supplement and the accompanying prospectus, including information incorporated by reference, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor created by those sections. In particular, such statements are included in references to our future results of operations and financial position, liquidity and capital resources, capital expenditures, asset sales, oil and gas production, tax rates, debt repayment, hedging, derivatives, market risk and environmental disclosures, off-balance sheet arrangements and contractual obligations and contingencies. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s),” “estimate(s),” “plan(s),” “should,” “intend(s),” “forecast(s),” “guidance,” “could,” “would” and similar expressions are intended to identify forward-looking statements. Our forward-looking statements are based on our current understanding and assessment of relevant factors and reasonable assumptions about the future. They are subject to known and unknown risks and uncertainties, including commodity risks related to the change in price of crude oil and natural gas, as well as to changes in market conditions, interest rates, foreign currency values, tax rates, government regulations and other factors, including those described in “Risk Factors” included or incorporated by reference herein, which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements.

Given these uncertainties, investors are cautioned not to place undue reliance on our forward-looking statements. Investors are also urged to carefully review and consider the various disclosures we make, which attempt to advise interested parties of the factors that affect our business, including the “Risk Factors” included or incorporated by reference herein and the reports we file with the SEC from time to time, specifically our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Except to the extent otherwise required by federal securities laws, we disclaim any intent or obligation to update publicly any forward-looking statements set forth in this prospectus supplement, the accompanying prospectus, or incorporated by reference herein or therein, whether as a result of new information, future events or otherwise.

S-iii

OUR COMPANY

We are a global Exploration and Production (E&P) company that explores for, develops, produces, purchases and sells crude oil, natural gas liquids, and natural gas with production operations primarily in the United States (U.S.), Denmark, Equatorial Guinea, the Joint Development Area of Malaysia/Thailand, Malaysia, and Norway. Our Bakken Midstream operating segment, which was established in the second quarter of 2015, provides fee-based services including crude oil and natural gas gathering, processing of natural gas and the fractionation of natural gas liquids, transportation of crude oil by rail car, terminaling and loading crude oil and natural gas and the storage and terminaling of propane, primarily in the Bakken shale play of North Dakota.

We are a Delaware corporation. Our principal executive offices are located at 1185 Avenue of the Americas, New York, New York 10036, our operating headquarters are located at 1501 McKinney Street, Houston, Texas 77010 and our telephone number is (212) 997-8500. We maintain a website at http://www.hess.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement.

To find more information about us, please see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

RECENT DEVELOPMENTS

On January 27, 2016, we issued a press release reporting our estimated fourth quarter results, including an adjusted net loss, which excludes items affecting comparability, of $396 million or $1.40 per common share, for the fourth quarter of 2015, compared with adjusted net income of $53 million or $0.18 per share in the fourth quarter of 2014. Lower realized selling prices reduced adjusted net income by approximately $420 million compared with the prior-year quarter. On an unadjusted basis, we reported a net loss of $1,821 million for the fourth quarter of 2015 compared with a net loss of $8 million in the fourth quarter of 2014. Fourth quarter 2015 results included noncash goodwill and other impairment related charges totaling $1,359 million after tax. The after-tax results by major operating activity were as follows:

	Three Months Ended December 31, (unaudited)		Year Ended December 31, (unaudited)
	2015	2014	2015	2014
	(In millions, except per share amounts)
Net Income (Loss) Attributable to Hess Corporation:
Exploration and Production	$(1,713)	$83	$(2,717)	$2,086
Bakken Midstream	11	8	86	10
Corporate, Interest and Other	(111)	(96)	(377)	(404)

Net income (loss) from continuing operations	(1,813)	(5)	(3,008)	1,692
Discontinued operations	(8)	(3)	(48)	625

Net income (loss) attributable to Hess Corporation	$(1,821)	$(8)	$(3,056)	$2,317

Net income (loss) per share (diluted)	$(6.43)	$(0.03)	$(10.78)	$7.53

Adjusted Net Income (Loss) Attributable to Hess Corporation:
Exploration and Production	$(328)	$138	$(866)	$1,544
Bakken Midstream	11	8	86	10
Corporate, Interest and Other	(79)	(93)	(333)	(330)

Adjusted net income (loss) from continuing operations	(396)	53	(1,113)	1,224
Discontinued operations	—	—	—	84

Adjusted net income (loss) attributable to Hess Corporation(1)	$(396)	$53	$(1,113)	$1,308

Adjusted net income (loss) per share (diluted)	$(1.40)	$0.18	$(3.93)	$4.25

Weighted average number of shares (diluted)	283.2	289.0	283.6	307.7

(1)	We refer to the term adjusted net income (loss) in this prospectus supplement. Adjusted net income (loss) is a non-GAAP (as defined herein) financial measure, which we define as reported net income (loss) attributable to Hess Corporation excluding items identified as affecting comparability of earnings between periods. A reconciliation of the differences between adjusted net income (loss) and the most comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) is below under “—Reconciliation of U.S. GAAP to Non-GAAP Measures.” Management believes that this non-GAAP financial measure provides an additional means of analyzing our results. However, it should be viewed in addition to, and not as a substitute for, our reported results prepared in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Management uses this supplemental non-GAAP financial measure internally to understand, manage and evaluate our financial performance and make operating decisions.

Exploration and Production:

The Exploration and Production adjusted net loss in the fourth quarter of 2015 was $328 million compared with adjusted net income of $138 million in the fourth quarter of 2014. On an unadjusted basis, Exploration and

Production had a net loss of $1,713 million in the fourth quarter of 2015, compared with net income of $83 million in the fourth quarter of 2014. Our average worldwide crude oil selling price, including the effect of hedging, was down 42 percent to $43.73 per barrel in the fourth quarter of 2015 from $75.34 per barrel in the fourth quarter of 2014. The average worldwide natural gas liquids selling price was $9.61 per barrel, down from $22.37 per barrel in the year-ago quarter while the average worldwide natural gas selling price was $3.44 per mcf in the fourth quarter of 2015 compared with $5.24 per mcf in the fourth quarter a year ago.

Excluding production from assets sold and Libya, pro forma net production in the fourth quarter of 2015 was 358,000 barrels of oil equivalent per day (boepd), up 4 percent from 343,000 boepd in the fourth quarter of 2014. Production growth at the Utica shale play (17,000 boepd), the Bakken shale play (7,000 boepd) and the Gulf of Mexico (5,000 boepd) was offset by lower production from the Joint Development area of Malaysia/Thailand (10,000 boepd) and Denmark (5,000 boepd). Our Algeria operations, which had production of 10,000 boepd in the fourth quarter of 2015 (9,000 boepd in the fourth quarter of 2014) were sold in December. We expect 2016 net production to be lower than 2015 net production. In addition, selling prices have declined thus far in 2016.

Oil and Gas Reserve Estimates:

Oil and gas proved reserves were 1,086 million barrels of oil equivalent (boe) at December 31, 2015, compared with 1,431 million boe at December 31, 2014. Lower crude oil prices and reduced drilling plans resulted in negative revisions to proved reserves of 282 million boe. Proved reserve additions and other technical revisions added 84 million boe in 2015, primarily from Bakken drilling activity in 2015. Proved developed reserves at December 31, 2015 were 795 million boe, up from 762 million boe at December 31, 2014.

Bakken Midstream:

Our Bakken Midstream segment had net income of $11 million in the fourth quarter of 2015 compared to $8 million in the prior-year quarter.

Capital and Exploratory Expenditures:

Exploration and Production capital and exploratory expenditures were $943 million in the fourth quarter of 2015 down from $1,575 million in the prior-year quarter reflecting reduced activities primarily in the United States, Norway and Equatorial Guinea. Full year 2016 E&P capital and exploratory expenditures are forecast to be $2.4 billion or 40 percent lower than 2015.

Bakken Midstream capital expenditures were $103 million in the fourth quarter of 2015 and $133 million in the year-ago quarter. In 2016, the Bakken Midstream capital budget is $340 million up from full year 2015 capital expenditures of $296 million.

Liquidity:

Cash provided by operating activities was $623 million in the fourth quarter of 2015, compared with $1,074 million in the fourth quarter of 2014. At December 31, 2015, cash and cash equivalents, excluding Bakken Midstream, were $2,713 million compared with $2,444 million at December 31, 2014. Total debt, excluding Bakken Midstream, was $5,920 million at December 31, 2015 compared with $5,987 million at December 31, 2014. Our debt to capitalization ratio, excluding Bakken Midstream, at December 31, 2015 was 24.4 percent. The debt to capitalization ratio at December 31, 2014 was 21.2 percent.

Reconciliation of U.S. GAAP to Non-GAAP Measures:

The following table reconciles reported net income (loss) attributable to Hess Corporation and adjusted net income (loss):

	Three Months Ended December 31, (unaudited)		Year Ended December 31, (unaudited)
	2015	2014	2015	2014
	(In millions)
Net income (loss) attributable to Hess Corporation	$(1,821)	$(8)	$(3,056)	$2,317
Less: Total items affecting comparability of earnings between periods	(1,425)	(61)	(1,943)	1,009

Adjusted net income (loss) attributable to Hess Corporation	$(396)	$53	$(1,113)	$1,308

Items Affecting Comparability of Earnings Between Periods:

The following table reflects the total after-tax income (expense) of items affecting comparability of earnings between periods:

	Three Months Ended December 31, (unaudited)		Year Ended December 31, (unaudited)
	2015	2014	2015	2014
	(In millions)
Exploration and Production	$(1,385)	$(55)	$(1,851)	$542
Bakken Midstream	—	—	—	—
Corporate, Interest and Other	(32)	(3)	(44)	(74)
Discontinued operations	(8)	(3)	(48)	541

Total items affecting comparability of earnings between periods	$(1,425)	$(61)	$(1,943)	$1,009

Fourth quarter 2015 Exploration and Production results contained noncash charges of $1,359 million resulting from the low commodity price environment, including a nontaxable goodwill impairment charge related to the E&P segment of $1,098 million that was allocated in our financial results to U.S. and international operations. In addition, exploration costs include charges totaling $178 million after tax ($271 million pre tax) for the write-off of previously capitalized gas wells in Ghana, three previously capitalized wells in Australia that are not included in the most recent development concept, and the impairment of certain leasehold costs in the Gulf of Mexico. We also recognized an asset impairment charge of $83 million after tax ($133 million pre tax) associated with our legacy conventional assets in North Dakota.

Corporate, Interest and Other fourth quarter results include after tax charges of $41 million ($66 million pre tax) for our estimated liability resulting from HOVENSA LLC’s bankruptcy settlement.

Our estimated fourth quarter results are subject to completion of audit procedures which could result in revising the information provided above.

Concurrent Transactions

Concurrent Offering of Depositary Shares

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 10,000,000 of our depositary shares (or 11,500,000 depositary shares, if the underwriters in the depositary shares offering exercise their option to purchase up to an additional 1,500,000 depositary shares in full) for cash. We estimate that the net proceeds from the concurrent depositary shares offering, after reflecting the underwriting discount and estimated offering expenses, will be approximately $         million (or $         million if the underwriters exercise their option to purchase additional depositary shares in full). There can be no assurance that the concurrent depositary shares offering will be completed.

The offering of common stock pursuant to this prospectus supplement and the accompanying prospectus is not contingent upon the closing of our concurrent depositary shares offering, and the concurrent offering of our depositary shares is not contingent upon the closing of the offering of common stock hereunder.

This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any depositary shares being offered in the concurrent depositary shares offering.

Concurrent Capped Call Transactions

In connection with the depositary shares offering, we expect to enter into capped call transactions with one or more of the underwriters for such offering or their affiliates (the “option counterparties”). The capped call transactions will cover, subject to certain anti-dilution adjustments, the number of shares of our common stock underlying the mandatory convertible preferred stock in which the depositary shares reflect a fractional interest, based on the minimum conversion rate for converting the mandatory convertible preferred stock into our common stock. The capped call transactions are separate transactions entered into by us with the option counterparties, and are not part of the terms of the depositary shares or the mandatory convertible preferred stock.

Credit Ratings

Due to recent significant decreases in crude oil and U.S. natural gas prices, credit rating agencies are currently reviewing many companies in the industry, including us. On February 2, 2016, our corporate credit rating was downgraded by Standard & Poor’s Ratings Services to BBB- (stable) from BBB (stable) and we anticipate that Moody’s Investor Services, Inc. and Fitch Ratings are also likely to review our ratings and may decrease our ratings and outlook in the near term. Any rating downgrades will likely increase our future cost of financing and have a negative effect on the value of our indebtedness.

THE OFFERING

Issuer	Hess Corporation

Common stock offered	25,000,000 shares

Underwriters’ option	We have granted the underwriters a 30-day option to purchase up to 3,750,000 shares of additional common stock, at the public offering price, less the underwriting discount.

Common stock outstanding after this offering	shares

Related party purchases	John B. Hess, our Chief Executive Officer, and certain Hess family trusts have indicated their intention to purchase in the aggregate shares of our common stock for an aggregate purchase price of $ million in this offering, and to purchase in the aggregate of our depositary shares for an aggregate purchase price of $ million in the concurrent depositary shares offering.

Use of proceeds	We expect to receive net proceeds from this offering of approximately $ million, or $ million if the underwriters exercise their option to purchase additional common stock in full, after deducting the underwriting discounts and estimated offering expenses. The net proceeds from this offering, as well as the remaining net proceeds from the concurrent depositary shares offering after paying the cost of the capped call transactions in connection with the depositary shares offering, will strengthen our balance sheet and will be used for general corporate purposes, including funding our longer term capital needs. See “Use of Proceeds” and “Recent Developments—Concurrent Transactions.”

Concurrent offering of depositary shares

Concurrently with this offering, we are also making a public offering of 10,000,000 depositary shares pursuant to a separate prospectus supplement. In that offering, we have granted the underwriters of that offering an option to purchase up to an additional 1,500,000 depositary shares. Each depositary share represents a 1/20th interest in a share of our     % Series A Mandatory Convertible Preferred Stock, par value $1.00 per share, which we refer to as the “mandatory convertible preferred stock.” The shares of mandatory convertible preferred stock will be convertible into an aggregate of up to              shares of our common stock (up to              shares of our common stock if the underwriters in that offering exercise their option to purchase additional shares in full), in each case, subject to anti-dilution, make-whole and other adjustments. The closing of our offering of the common stock is not conditioned upon the closing of the concurrent offering of our depositary shares, and the closing of the concurrent offering of our depositary shares is not conditioned upon the closing of this offering of the common stock.

Risk factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in our common stock.

NYSE Symbol	HES

The number of shares of common stock that will be outstanding after this offering is based on 286,005,295 shares of our common stock outstanding as of January 31, 2016, and excludes 6,911,378 shares of common stock upon exercise of outstanding options issuable under our equity compensation plans, 14,160,713 shares reserved for future issuance under such plans, and             shares of common stock issuable upon conversion of our mandatory convertible preferred stock (or             shares of common stock issuable upon conversion of our mandatory convertible preferred stock if the underwriters exercise their option in respect of such offering in full), in each case, subject to anti-dilution, make-whole and other adjustments.

RISK FACTORS

You should carefully consider the risks described below together with the risk factors described in reports we file with the SEC and incorporated by reference into the accompanying prospectus, as well as all of the other information in, and incorporated by reference into, this prospectus supplement and the accompanying prospectus, including in our Annual Report on Form 10-K for the year ended December 31, 2014, before you decide to invest in our common stock. If any of the risks actually occur, our business, financial condition or results of operations could suffer. In that event, you may lose all or part of your investment in the common stock.

Risks Related to Ownership of Our Common Stock

The market price of our common stock may be volatile or may decline and it may be difficult for you to resell shares of our common stock at prices you find attractive.

The market price of our common stock has historically experienced and may continue to experience volatility. The price of our common stock could be subject to wide fluctuations in the future in response to a number of events or factors, including, among others, (i) the market prices of crude oil, natural gas liquids and natural gas, which are influenced by the Organization of Petroleum Exporting Countries (OPEC), worldwide supply and demand, exploration, development and production costs, the price and availability of alternative fuels or energy and conservation and environmental protection efforts, among other factors; (ii) the successful replacement of our oil and gas production and reserves, including proved undeveloped reserves; (iii) the inherent uncertainties that exist in estimating quantities of proved reserves and future net revenues from those reserves, and actual quantities, which may be lower than estimated; (iv) decisions made under joint operating agreements, which we may not control, and the partners under such agreements failing to meet their obligations; (v) changing laws and regulations and other governmental actions, including environmental laws and regulations, and environmental risks; (vi) political instability in areas where we operate; (vii) competition from other companies in our industry; (viii) our failure to meet financial analysts’ performance or financing expectations; (ix) changes in recommendations by financial analysts; (x) our ability to obtain necessary financing on satisfactory terms, (xi) our ability to manage commodity price hedging and counterparty risk and (xii) changes in market valuations of other companies in our industry. For more information regarding such factors, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014.

Other risks described elsewhere under “Risk Factors” in this prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus also could materially and adversely affect our stock price.

The concurrent offering of our depositary shares, and the availability of our common stock for sale in the future, could reduce the market price of our common stock.

Concurrently with this offering, we are offering 10,000,000 depositary shares, plus up to 1,500,000 additional depositary shares if the underwriters in that offering exercise their option to purchase additional depositary shares in full. This offering is not conditioned on the closing of the concurrent depositary shares offering, and the concurrent depositary shares offering is not conditioned on the closing of this offering.

Except as restricted pursuant to the lock-up agreements described herein under “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock, including any common stock that may be issued upon the conversion of the mandatory convertible preferred stock (and, correspondingly, the depositary shares being offered concurrently with this offering). In the future, we may sell additional shares of our common stock to raise capital or acquire interests in other companies by using a combination of cash and our common stock or just our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the mandatory convertible preferred stock. Sales of a substantial number of shares of our common stock could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock, or the perception that these sales may occur, or other equity-related securities would have on the market price of our common stock.

Anti-takeover provisions in our organizational documents and under Delaware law may impede or discourage a takeover, which could cause the market price of our common stock to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders, which, under certain circumstances, could reduce the market price of our common stock. In addition, protective provisions in our Restated Certificate of Incorporation and By-laws could prevent a takeover, which could harm our stockholders.

The mandatory convertible preferred stock and the depositary shares may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the mandatory convertible preferred stock and the depositary shares. For example, the market price of our common stock could become more volatile and could be depressed by:

•

investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the mandatory convertible preferred stock (and, correspondingly, the depositary shares);

•	possible sales of our common stock by investors who view the depositary shares as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the depositary shares and our common stock.

The capped call transactions may affect the value of the depositary shares and our common stock.

In connection with the depositary shares offering, we expect to enter into capped call transactions with the option counterparties. The capped call transactions are expected generally to reduce the potential dilution upon conversion of the mandatory convertible preferred stock, with such reduction subject to a cap. If the underwriters exercise their option to purchase additional depositary shares, we expect to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedge of the capped call transactions, the option counterparties or affiliates thereof expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the depositary shares. This activity could increase (or reduce the size of any decrease in) the market price of our common stock at that time.

In addition, the option counterparties or affiliates thereof may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock or other securities of ours in secondary market transactions following the pricing of the depositary shares and prior to the mandatory conversion date (and are likely to do so during the final averaging period relating to mandatory conversion of the mandatory convertible preferred stock). This activity could also cause or avoid an increase or a decrease in the market price of our common stock.

In addition, if any such capped call transactions fail to become effective, whether or not the offering of depositary shares is completed, the option counterparties may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $        million, or $        million if the underwriters exercise their option to purchase additional common stock in full, after deducting the underwriting discounts and estimated offering expenses. The net proceeds from this offering, as well as the remaining net proceeds from the concurrent depositary shares offering after paying the cost of the capped call transactions in connection with the depositary shares offering, will strengthen our balance sheet and will be used for general corporate purposes, including funding our longer term capital needs.

The offering of common stock pursuant to this prospectus supplement and the accompanying prospectus is not contingent upon the closing of our concurrent depositary shares offering, and the concurrent offering of our depositary shares is not contingent upon the closing of the offering of common stock hereunder.

CAPITALIZATION

The following table sets forth our consolidated capitalization and cash and cash equivalents position as of September 30, 2015:

•	on an actual basis; and

•

as adjusted to give effect to the completion of this offering and the concurrent depositary shares offering, after deducting the underwriting discounts and estimated offering expenses (assuming, in each case, no exercise of the underwriters’ option to purchase additional shares).

You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the notes thereto that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	At September 30, 2015
(in millions)	Actual		As Adjusted(2)
Cash and cash equivalents	$3,013	(1)	$

Total debt	6,552	(1)		6,552

Stockholders’ equity
% Series A Mandatory Convertible Preferred Stock, par value $1.00 per share, 20,000,000 shares authorized for issuance	—
Common stock, par value $1.00 per share, 600,000,000 shares authorized for issuance, 286,097,193 shares issued(3)	286
Capital in excess of par value	4,097
Retained earnings	18,530			18,530
Accumulated other comprehensive loss	(1,582)			(1,582)

Total Hess Corporation stockholders’ equity	21,331
Noncontrolling interests	1,032			1,032

Total equity	22,363

Total capitalization	$28,915		$

(1)	As of December 31, 2015, our cash and cash equivalents totaled $2,716 million, and our total debt was $6,630 million.
(2)	The entry into the capped call transaction in connection with the depositary shares offering will result in a net decrease in additional paid-in capital and, therefore, a net decrease in total Hess Corporation stockholders’ equity, total stockholders’ equity and total capitalization, which is not reflected in the amounts shown in the table above.
(3)	“Actual” common shares outstanding at September 30, 2015 do not reflect shares reserved for issuance in connection with 6,969,891 stock options, 842,878 performance share units, 25,000,000 shares of common stock to be issued in this offering and shares that will be reserved for issuance upon conversion of the % Series A Mandatory Convertible Preferred Stock.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS DECLARED

Our common stock, par value $1.00 per share, is traded on the New York Stock Exchange under the trading symbol “HES.” The following table sets forth the high and low closing sales prices per share for the periods indicated below, together with the dividends declared per share for such periods.

	High	Low	Dividends Per Common Share
Fiscal Year 2016:
Quarter ended March 31, 2016 (through February 3, 2016)	$48.18	$34.38	—
Fiscal Year 2015:
Quarter ended December 31, 2015	$62.79	$47.44	$.25
Quarter ended September 30, 2015	$65.71	$48.26	$.25
Quarter ended June 30, 2015	$78.09	$64.99	$.25
Quarter ended March 31, 2015	$77.34	$65.70	$.25
Fiscal Year 2014:
Quarter ended December 31, 2014	$91.59	$65.45	$.25
Quarter ended September 30, 2014	$101.10	$94.32	$.25
Quarter ended June 30, 2014	$98.89	$83.58	$.25
Quarter ended March 31, 2014	$83.22	$73.92	$.25

On February 3, 2016, the closing sale price of our common stock on the New York Stock Exchange was $42.99 per share. At the close of business on February 3, 2016, there were 4,446 holders of record of our common stock.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. holders (as defined below) of the purchase, ownership, and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to those discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons that own, actually or constructively, more than 5% of our common stock; and

•	tax-exempt retirement plans.

If an entity taxed as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR

SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

If we make distributions of cash or property on our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a Non-U.S. Holder’s tax basis in its common stock will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our common stock constitutes a United States real property interest (“USRPI”) by reason of our status as a United States real property holding corporation (“USRPHC”), within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”), for U.S. federal income tax purposes. Generally, a domestic corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in its trade or business.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale, which may be offset by U.S. source capital losses of the Non- U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we have not determined whether we are a USRPHC. We can give no assurance that we are not or will not become one in the future. If we are or become a USRPHC, so long as our common stock is “regularly traded on an established securities market,” a Non-U.S. Holder will be subject to U.S. federal net income tax on a disposition of our common stock only if the Non-U.S. Holder actually or constructively holds or held (at any time during the shorter of the five-year period preceding the date of disposition or the Non-U.S. Holder’s holding period) more than 5% of our common stock. If gain on the sale or other taxable disposition of our common stock were subject to taxation under FIRPTA, a Non-U.S. Holder generally would be subject to U.S. federal income tax on the gain realized on a disposition of our common stock and generally would be required to file a U.S. federal income tax return, and (and, if it was not then publicly traded, and certain other conditions were met) a 10% (15% for dispositions after February 16, 2016) withholding tax would apply to the gross proceeds from such sale.

Non-U.S. Holders should also consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

We or an applicable withholding agent must report annually to the IRS and to each Non-U.S. Holder the amount of distributions on our common stock paid to such Non-U.S. Holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established. Backup withholding, however, generally will not apply to payments to a Non-U.S. Holder on our common stock provided the Non-U.S. Holder furnishes to the payor the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the non U.S. holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.

Total	25,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The Company estimates that its share of the total expenses of the offering, excluding the underwriting discount, will be approximately $600,000.

The underwriters have an option to buy up to an additional 3,750,000 shares from the Company at the public offering price, less the underwriting discount. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 3,750,000 additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $        per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

No Sales of Similar Securities

We have agreed that we will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose, except as provided hereunder, of any of securities of the Company that are substantially similar to the Company’s common stock, including but not limited to any options or warrants to purchase shares of common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, (ii) file or cause the filing of any registration statement under the Securities Act with respect to any common stock or any securities convertible into or exercisable or exchangeable for any common stock or (iii) enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequence of ownership of any common stock or any securities convertible into or exercisable or exchangeable for any common stock, without the prior written consent of Goldman, Sachs & Co. for a period of 90 days after the date of this prospectus supplement, other than (A) the shares of common stock to be sold hereunder, (B) the concurrent depositary shares offering, the Company’s preferred stock, the common stock into which the Company’s mandatory convertible preferred stock is convertible, the issuance of any common stock upon conversion of such mandatory convertible preferred stock and the entry into the capped call transactions, (C) any shares of common stock issued by the Company upon the conversion or exchange of convertible or exchangeable securities outstanding (including upon the exercise of an option or warrant or vesting of restricted stock, performance share units or other equity awards), as of the date of this prospectus supplement, (D) any shares of common stock, options, warrants, restricted stock and performance share units or other equity awards granted pursuant to employee stock plans and equity incentive plans existing on the date of this prospectus supplement, (E) any shares of common stock, options, warrants, restricted stock and performance share units issued pursuant to dividend re-investment plans existing on the date of this prospectus supplement, (F) the filing of one or more registration statements on Form S-8 with respect to any incentive compensation plan of the Company, (G) the issuance by the Company of up to 5.0% of the shares of common stock outstanding after the offering of the shares of common stock or any securities convertible into or exercisable or exchangeable for common stock in connection with mergers or acquisitions, joint ventures, commercial relationships or other strategic transactions if each person receiving shares pursuant to this clause (G) during the 90-day restricted period described above shall enter into an agreement substantially in the form described thereby and (H) any shares of common stock issued and paid as a dividend on the depositary shares or the preferred stock.

The Company’s directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of Goldman, Sachs & Co., offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock of the Company, or any options or warrants to purchase any shares of common stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which such director or executive officer has beneficial ownership within the rules and regulations of the SEC. These restrictions are in each case subject to certain exceptions, including (A) any transactions relating to the shares acquired in the open market after the closing of this transaction, (B) any exercise of options or vesting or exercise of any other equity-based award, in each case under the Company’s equity incentive plan or any other plan or agreement described in this prospectus or included or incorporated by reference into the registration statement, including any dispositions in connection with the “cashless” exercise of stock options and any open market transactions in connection with the payment of taxes due upon such exercise or vesting, (C) transfers of bona fide gifts, (D) transfers to (i) an immediate family member or (ii) family trust, family limited partnership or family limited liability company for the direct or indirect benefit of the undersigned or an immediate family member, provided that any such transfer shall not, in each case, involve a disposition for value, (E) transfers to the affiliates (within the meaning set forth in Rule 405 as promulgated by the SEC under the Securities Act of 1933, as amended) that are a partnership, limited liability company or corporation or to any investment fund or other entity controlled by or under common control or management with such director or executive officer or its affiliates, provided that any such transfer shall not involve a disposition for value, (F) transfers by testate or intestate succession, (G) the establishment of any written contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act, or sales pursuant to any Rule 10b5-1 Plan currently in effect as of the date of this prospectus supplement; provided that no sales of shares or securities convertible into, or exchangeable or exercisable for, shares, shall be made pursuant to a Rule 10b5-1 Plan prior to the expiration of the 60-day restricted period and (H) transfers or sales made with the prior written consent of Goldman, Sachs & Co.

In the case of any transfer, disposition or distribution pursuant to clause (B), (C), (D), (E) or (F), each transferee, donee or distributee must execute and deliver to Goldman, Sachs & Co. a lock-up agreement. In addition, in the case of any transfer, disposition or distribution pursuant to clause (A), (C), (D), (E) or (G), no filing under Section 16(a) of the Exchange Act or other public disclosure reporting a reduction in beneficial ownership of securities of the Company, shall be required or shall be voluntarily made during the Lock-Up Period, subject to certain exceptions.

Related Party Purchases

John B. Hess, our Chief Executive Officer, and certain Hess family trusts have indicated their intention to purchase in the aggregate                shares of our common stock for an aggregate purchase price of $         million in this offering, and to purchase in the aggregate                of our depositary shares for an aggregate purchase price of $        million in the concurrent depositary shares offering. In addition, certain of our directors and officers have indicated their intention to purchase an aggregate of approximately $        million of our common stock in this offering, and $         million of our depositary shares in the concurrent depositary shares offering.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “HES.”

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. Each such underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement and the accompanying prospectus is available on the Internet web site maintained by each such underwriter. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on each underwriter’s web site is not part of this prospectus supplement or the accompanying prospectus.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended

(the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The securities will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Australia

No prospectus, disclosure document, offering material or advertisement in relation to the common shares has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange

Limited. Accordingly, a person may not (a) make, offer or invite applications for the issue, sale or purchase of common shares within, to or from Australia (including an offer or invitation which is received by a person in Australia) or (b) distribute or publish this prospectus supplement or any other prospectus, disclosure document, offering material or advertisement relating to the common shares in Australia, unless (i) the minimum aggregate consideration payable by each offeree is the U.S. dollar equivalent of at least A$500,000 (disregarding moneys lent by the offeror or its associates) or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act 2001 (CWLTH) of Australia; and (ii) such action complies with all applicable laws and regulations.

Notice to Prospective Investors in Korea

This prospectus supplement should not be construed in any way as our (or any of our affiliates or agents) soliciting investment or offering to sell our securities in the Republic of Korea (“Korea”). We are not making any representation with respect to the eligibility of any recipients of this prospectus supplement to acquire the securities under the laws of Korea, including, without limitation, the Financial Investment Services and Capital Markets Act (the “FSCMA”), the Foreign Exchange Transaction Act (the “FETA”), and any regulations thereunder. The securities have not been registered with the Financial Services Commission of Korea in any way pursuant to the FSCMA, and the securities may not be offered, sold or delivered, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea. Furthermore, the securities may not be resold to any Korean resident unless such Korean resident as the purchaser of the resold securities complies with all applicable regulatory requirements (including, without limitation, reporting or approval requirements under the FETA and regulations thereunder) relating to the purchase of the resold securities.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth in this prospectus supplement and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the shares of common stock covered by this prospectus supplement will be passed upon for us by White & Case LLP, New York, New York. Davis Polk & Wardwell LLP, New York, New York, will advise the underwriters on certain legal matters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Certain oil and gas reserves estimates incorporated herein by reference have been audited by DeGolyer and MacNaughton, an independent petroleum engineering consulting firm, as stated in its letter report included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference in reliance on the authority of said firm as an expert in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus supplement. For further information on us and the securities, you should refer to our registration statement and its exhibits. This prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus supplement may not contain all the information that you may find important, you should review the full text of these documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We also specifically incorporate by reference the following documents, which we have already filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(i)	our Annual Report on Form 10-K for the year ended December 31, 2014;

(ii)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015, and September 30, 2015;

(iii)	our Current Reports on Form 8-K filed on January 27, 2015, March 9, 2015, May 12, 2015, and November 9, 2015; and

(iv)	those portions of the definitive proxy statement for our 2015 annual meeting of shareholders, filed on April 2, 2015, incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014.

PROSPECTUS

HESS CORPORATION

DEBT SECURITIES

WARRANTS

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

We may offer and sell, from time to time, one or any combination of the securities we describe in this prospectus. The debt securities and our preferred stock may be convertible into or exchangeable for our common stock or our other securities, or debt or equity securities of one or more other entities. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities including the offering price of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. In addition, we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference in this prospectus.

You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

Our common stock is listed on the New York Stock Exchange under the symbol “HES.” Any common stock sold pursuant to a prospectus supplement will be listed, subject to notice of issuance, on the New York Stock Exchange. If we decide to list or seek a quotation for any other securities we may offer and sell from time to time, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS ” ON PAGE 3 OF THIS PROSPECTUS, AS WELL AS THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE APPLICABLE PROSPECTUS SUPPLEMENT, BEFORE MAKING A DECISION TO INVEST IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 27, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatically effective registration statement that we filed with the Securities and Exchange Commission (“the SEC”) using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell any of the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information incorporated by reference into this prospectus as described under the heading “Incorporation of Certain Documents by Reference” and the additional information described under the heading “Where You Can Find More Information” in deciding whether or not to invest in the securities we may offer.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

In this prospectus, the terms “we,” “us,” “our,” the “Company” and “Hess” refer to Hess Corporation and its direct and indirect subsidiaries, as the context requires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some statements contained in this prospectus, including information incorporated by reference, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act of 1934”), and are intended to be covered by the safe harbor created by those sections. In particular, such statements are included in references to our future results of operations and financial position, liquidity and capital resources, capital expenditures, asset sales, oil and gas production, tax rates, debt repayment, hedging, derivatives, market risk and environmental disclosures, off-balance sheet arrangements and contractual obligations and contingencies. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s),” “estimate(s),” “plans,” “should,” “intend(s),” “forecast(s),” “guidance,” “could,” “would” and similar expressions are intended to identify forward-looking statements. Our forward-looking statements are based on our current understanding and assessment of relevant factors and reasonable assumptions about the future. They are subject to known and unknown risks and uncertainties, including commodity risks related to the change in price of crude oil and natural gas, as well as to changes in market conditions, interest rates, foreign currency values, tax rates, government regulations and other factors, including, without limitation, those contained in any prospectus supplement and those described in “Risk Factors” incorporated by reference herein, which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements.

Given these uncertainties, investors are cautioned not to place undue reliance on our forward looking statements. Investors are also urged to carefully review and consider the various disclosures we make, which attempt to advise interested parties of the factors that affect our business, including the “Risk Factors” incorporated by reference herein and the reports we file with the SEC from time to time, specifically our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Except to the extent otherwise required by Federal Securities laws, we disclaim any intent or obligation to update publicly any forward-looking statements set forth in this prospectus or incorporated herein by reference, whether as a result of new information, future events or otherwise.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before acquiring any securities, investors should carefully consider, among other things, the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement, including, without limitation, the matters discussed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in partial or complete loss of your investment. See “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available on the SEC’s website at http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information on us and the securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We also specifically incorporate by reference the following documents, which we have already filed with the SEC:

(i)	our Annual Report on Form 10-K for the year ended December 31, 2014;

(ii)	our Current Report on Form 8-K filed on January 27, 2015; and

(iii)	our Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders filed on March 27, 2014.

In addition, we also incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until the termination of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of Form 8-K.

We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Hess Corporation

1185 Avenue of the Americas

New York, NY 10036

Attention:	Corporate Secretary
(212) 997-8500

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

OUR COMPANY

We are a global Exploration and Production (E&P) company that develops, produces, purchases, transports and sells crude oil, natural gas liquids and natural gas, with production operations located primarily in the United States, Denmark, Equatorial Guinea, the Joint Development Area of Malaysia/Thailand (JDA), Malaysia and Norway.

We are a Delaware corporation, incorporated in 1920. Our principal executive offices are located at 1185 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 997-8500. We maintain a website at http://www.hess.com where general information about us is available. The contents of our website are not incorporated into this prospectus.

To find more information about us, please see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include but are not limited to the repayment of debt, investments in or extensions of credit to our subsidiaries or the financing of possible acquisitions, capital expenditures or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of earnings to fixed charges shows the coverage of earnings before income taxes to fixed charges, which consist primarily of interest expense. Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges (1)	6.5	9.0	7.1	7.5	8.2

(1)	No preferred stock was outstanding for any period presented in the table above and, accordingly, our ratio of earnings to combined fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges.

We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of this computation, fixed charges consist of interest expense, capitalized interest, amortization of debt discount and financing costs and the estimated interest portion of rental expense. Earnings are defined as consolidated income from continuing operations before income taxes, plus fixed charges (excluding capitalized interest), amortization of capitalized interest and distributed earnings of investees accounted for under the equity method, less earnings (losses) of equity method investees and pretax noncontrolling interests in consolidated subsidiaries with no fixed charges.

We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and dividends on the Corporation’s preferred stock. Preferred stock dividends are defined as earnings before tax required to pay the dividends on outstanding preferred stock.

DESCRIPTION OF THE DEBT SECURITIES

General

We may offer either senior debt securities or subordinated debt securities (together, the “debt securities”) through this prospectus. The senior and subordinated debt securities may both be convertible into shares of our common or preferred stock. We will issue the debt securities under one of two separate indentures between us and The Bank of New York Mellon, as trustee. The indentures allow us to issue senior and subordinated debt securities, which may be convertible debt securities from time to time up to the aggregate principal amount we authorize from time to time. Pursuant to the terms of the indentures, we may register additional debt securities and issue an unlimited total principal amount of debt securities. We may issue the debt securities in one or more series with the same or different terms. We may issue debt securities of the same series at different times. All debt securities of the same series need not bear interest at the same rate or mature on the same date. Each indenture permits the appointment of a different trustee for each series of debt securities. If there is at any time more than one trustee under the indentures, the term ‘trustee’ means each such trustee and will apply to each such trustee only with respect to those series of debt securities for which it is serving as trustee.

Except as otherwise provided in the prospectus supplement relating to a particular series of debt securities, the indentures might not limit the amount of other debt, secured or unsecured, that we can issue, and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

The following summary of the debt securities is not complete. The prospectus supplement will describe the particular terms of any debt securities we may offer and may differ from the terms below.

The description will include:

•	the title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued;

•	the date or dates on which principal will be payable and whether the debt securities will be payable on demand on any date;

•	the interest rate or rates and the method for calculating the interest rate;

•	the interest payment dates;

•	the maturity dates;

•	optional or mandatory redemption terms;

•	any sinking fund provisions;

•	authorized denominations;

•	the currency in which the debt securities will be denominated;

•	whether the principal and any premium or interest is payable in a different currency than the currency in which the debt securities are denominated, including a currency other than U.S. dollars;

•	the manner in which any payments of principal and any premium or interest will be calculated, if the payment will be based on an index or formula;

•	whether the debt securities are to be issued as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders or in uncertificated form;

•	whether the debt securities will be issued as registered securities or as bearer securities;

•	information describing any book-entry features;

•

whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts;

•	provisions, other than those already in the indentures, that allow for the discharge of our obligations under the indentures;

•

if the debt securities are convertible into shares of our common or preferred stock, the terms and conditions upon which conversion will be effected, including the conversion price, the conversion period and whether conversion is mandatory, at the option of the holder or at our option; and

•	any other terms.

If interest is payable on the debt securities, the persons to which and the manner in which the interest will be paid will be set forth in the prospectus supplement relating to the debt securities. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Some of the debt securities may be sold at a substantial discount below their stated principal amount. These debt securities may either bear no interest or may bear interest at a rate which at the time of issuance is below market rates. The U.S. federal income tax consequences and other special considerations applicable to the discounted debt securities will be described in the prospectus supplement relating to these debt securities.

Unless the prospectus supplement for a particular series of debt securities provides that the debt securities of that series may be redeemed at the option of the holder, the indentures and the debt securities will not provide for redemption at the option of a holder nor necessarily afford holders protection in the event of a highly leveraged or other transaction that might adversely affect holders.

Covenants

We may agree to some restrictions on our activities for the benefit of holders of the debt securities. The restrictive covenants summarized below may apply (unless the covenants are waived or amended) so long as any of the debt securities are outstanding unless the prospectus supplement states otherwise. We have provided a glossary at the end of this prospectus to define capitalized terms used in the covenants. The prospectus supplement may describe different covenants. In the covenants, all references to us, we, our and ours, refer only to Hess Corporation and not any of our subsidiaries.

Limitation on Secured Indebtedness. We may agree that we will not, and we will not permit any of our Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Indebtedness unless we secure these debt securities to the same extent as the Secured Indebtedness. However, we may incur Secured Indebtedness without securing these debt securities if, immediately after incurring the Secured Indebtedness, the aggregate amount of all Secured Indebtedness and the Attributable Debt payable under leases entered into in connection with sale and leaseback transactions subject to the amount limitation described below would not exceed 15% of Consolidated Net Tangible Assets. The aggregate amount of all Secured Indebtedness in the preceding sentence excludes Secured Indebtedness that is secured to the same extent as these debt securities and Secured Indebtedness that is being repaid concurrently.

Limitation on Sale and Leaseback Transactions. We may agree that we will not, and we will not permit any of our Restricted Subsidiaries to, enter into any lease longer than three years covering any Principal Property of ours or of any of our Restricted Subsidiaries that is sold to any other person in connection with the lease, unless immediately after consummation of the sale and leaseback transaction either:

•

the sum of the Attributable Debt and the aggregate amount of all Secured Indebtedness, excluding Secured Indebtedness which is secured to the same extent as these debt securities or that is being repaid concurrently, does not exceed 15% of Consolidated Net Tangible Assets; or

•

an amount equal to the net proceeds received in connection with such sale is used within 180 days to retire or redeem indebtedness of ours or our Restricted Subsidiaries, the proceeds are at least equal to the fair market value of the property sold and the trustee is informed of the transaction; provided, further, that, in lieu of applying all of or any part of such net proceeds to such retirement, the Company may, within 75 days after such sale, cancel or deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing indebtedness of the Company (which may include the Securities) or of a Restricted Subsidiary previously issued or authenticated and delivered by the applicable trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures, and an Officers’ Certificate (which shall be delivered to the trustee) stating that the Company elects to deliver or cause to be delivered such debentures or notes in lieu of retiring indebtedness as hereinabove provided.

Consolidation, Merger or Sale

We may agree not to consolidate with or merge into any other person or convey or transfer substantially all of our properties and assets to any person, unless:

•	the successor is a U.S. corporation; and

•

the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the debt securities and the performance of every covenant in such indenture that we would otherwise have to perform.

Modification of the Indentures

Under each indenture, our rights and obligations and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series voting as a single class affected by the modification consent. However, no modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

Events of Default, Notice and Waiver

When we use the term “Event of Default” in the indentures, here are some examples of what we mean.

Unless otherwise specified in a prospectus supplement, an Event of Default with respect to a series of debt securities occurs if:

•	we fail to pay the principal of, or any premium on, any debt security when due;

•	we fail to pay interest when due on any debt security for 30 days;

•

we fail to perform any other covenant in such indenture and this failure continues for 60 days after we receive written notice of it from the trustee or from the holders of 25% in principal amount of the outstanding debt securities of the series;

•

we default under any other loans or similar indebtedness in an amount in excess of $50,000,000 and that default results in the acceleration of the loan and the situation continues for a period of 20 days after we receive written notice from the trustee or from holders of 25% of the principal amount of the outstanding securities of such series; or

•	we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of Hess Corporation for the benefit of our creditors.

A supplemental indenture may include, or pursuant to a resolution from our board of directors there may be added, additional Events of Default or changes to the Events of Default described above with respect to a particular series of debt securities. For the Events of Default applicable to a particular series of debt securities, see the prospectus supplement relating to the series.

Under each indenture, there will not be an Event of Default if a change in generally accepted accounting principles causes a change in our financial statements or causes us to change our accounting practices and such change results in us not being in compliance with one or more of our covenants.

The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers withholding of notice to be in the best interests of the holders. No notice of a covenant default may be given until 30 days after the default occurs. By default we mean any event which is an Event of Default described above or would become an Event of Default with the giving of notice or the passage of time.

If a payment Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may require us to repay immediately:

•

the entire principal of the debt securities of the series or, if the debt securities are original issue discount securities, the portion of the principal described in the applicable prospectus supplement; and

•	all the accrued interest.

If the default results from a failure to perform a covenant or the acceleration of other indebtedness, the trustee or the holders of 25% in aggregate principal amount of all debt securities may require the immediate payment of principal and interest. If the default is in connection with an event of bankruptcy or similar event, the principal and interest will become immediately due and payable.

The holders of a majority of the principal amount of the debt securities of the affected series can rescind this accelerated payment requirement or waive any past default or Event of Default or allow us to not comply with any provision in such indenture. However, rescission is not permitted if there is a default in payment of principal of, or premium or interest on, any of the debt securities of the series apart from the acceleration itself.

Other than its duties during a default, the trustee is not obligated to exercise any of its rights or powers under such indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this indemnity, the holders of 25% of the principal amount of any series of debt securities may, subject to limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred on the trustee, for any series of debt securities.

Defeasance of the Indentures and Debt Securities

Each indenture permits us to be discharged from our obligations under such indenture and the debt securities if we comply with the following procedures. This discharge from our obligations is referred to in this prospectus as defeasance.

Unless the applicable prospectus supplement states otherwise, if we deposit with the trustee sufficient cash or U.S. government securities to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity on such series of debt securities then following such deposit:

•	we will be deemed to have paid and discharged the entire indebtedness on the debt securities of any series; and

•	our obligations under such indenture with respect to the debt securities of such series will cease to be in effect.

Following such defeasance, holders of the applicable debt securities would be able to look only to the trust fund for payment of principal and premium, if any, and interest, if any, on their debt securities.

We must deliver to the trustee a ruling by the United States Internal Revenue Service or an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes.

Concerning the Trustee

The Bank of New York Mellon is the trustee under the indentures. The Bank of New York Mellon also serves as the trustee under other indentures pursuant to which certain of our debt securities are outstanding. We have had and may continue to have commercial banking and other service relationships with the trustee and the Bank of New York, an affiliate of the trustee, in the ordinary course of business.

Except during the continuance of an event of default, the trustee, or if there is more than one trustee under the indentures, each such trustee, will perform only those duties that are specifically set forth in such trustees’ respective indenture. During the continuance of any event of default under either of the indentures, the trustee thereunder will exercise its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use his rights under the circumstances in the conduct of his own affairs.

Payment and Transfer

We will normally issue the debt securities only in book-entry form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York (“DTC”), or its nominee. We will refer to this form here and in the prospectus supplement as “book-entry only.”

Alternatively, we may issue the debt securities in certificated form registered in the name of the holder. Under these circumstances, holders may receive certificates representing the debt securities. Debt securities in certificated form will be issued only in increments of $1,000 and will be exchangeable without charge except for reimbursement of taxes or other governmental charges, if any. We will refer to this form in the prospectus supplement as “certificated.”

If we issue original issue discount debt securities, we will describe the special United States federal income tax and other considerations of a purchase of original issue discount debt securities in the prospectus supplement. By “original issue discount debt securities,” we mean securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance.

The following discussion pertains to debt securities that are issued in book-entry only form. We have obtained the information regarding DTC from sources that we believe to be reliable.

One or more global securities would be issued to DTC or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant would then keep a record of its clients who purchased the debt securities. Since the global certificate is registered in the name of DTC or its nominee, DTC or its nominee is said to have legal or record ownership of the global certificate. Persons who buy interests in the global security by purchasing securities are said to own a beneficial interest in the global security. The rights of these beneficial owners will be governed solely by the applicable procedures of DTC and its participants. A global security generally may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

Under book-entry only, we will not issue certificates to individual holders of the debt securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in DTC participants’ accounts. This eliminates the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC. DTC is a wholly-owned subsidiary of The Depository Trust and Clearing Corporation (DTCC) which is owned by the users of its regulated subsidiaries.

We will make payments on a global security in accordance with the applicable policies of DTC as in effect from time to time. Under those policies, we will pay directly to DTC or its nominee, and not to any owners of beneficial interests in the global security. We and the trustee will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we and the trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records as of the record date for such payment. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by standing instructions and customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name”. However, these payments will be the responsibility of the participants and not of DTC, the trustee or us.

Debt securities represented by a global security would be exchangeable for debt securities represented by certificates with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law; or

•	we instruct the trustee that the global security is now exchangeable; or

•	an event of default has occurred and is continuing.

If a global security is terminated, only DTC, and not the trustee or us, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

If there are any changes from the above summary, they will appear in a prospectus supplement. However, DTC’s policies, which may change from time to time, will govern payments, transfers, exchanges, and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise DTC in any way. Financial institutions that participate in DTC’s book-entry system, through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Governing Law

The debt securities and the indentures under which they will be issued are governed by the laws of the State of New York.

Provisions Applicable Solely to Subordinated Debt Securities

General

We may issue subordinated debt securities under the subordinated debt indenture. Holders of subordinated debt securities should recognize that contractual provisions in that indenture may prohibit us from making payments on these securities. The subordinated debt securities may rank on an equal basis with certain other subordinated debt of ours that may be outstanding from time to time and will rank junior to all senior indebtedness (as defined below or may be defined in the indenture) of ours (including any senior debt securities issued under the senior debt indenture) that may be outstanding from time to time.

If we issue subordinated debt securities, the aggregate principal amount of senior indebtedness outstanding as of a recent date will be set forth in the applicable prospectus supplement. The indenture does not restrict the amount of senior indebtedness that we may incur.

Subordination

The payment of the principal of, and premium, if any, and interest on the subordinated debt securities is expressly subordinated, to the extent and in the manner set forth in the subordinated debt indenture, in right of payment to the prior payment in full of all of our senior indebtedness.

The term senior indebtedness is defined in the indenture as indebtedness we incur for money borrowed, all deferrals, renewals or extensions of any such indebtedness and all evidences of indebtedness issued in exchange for any such indebtedness unless such indebtedness provides that is not senior indebtedness. Senior indebtedness also includes our guarantees of the foregoing items of indebtedness for money borrowed by persons other than us, unless, in any such case, such indebtedness or guarantee provides by its terms that it will not constitute senior indebtedness.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on, the senior indebtedness has been paid in full, or provision has been made to make these payments in full, no payment or other distribution may be made with respect to the subordinated indebtedness in the following circumstances:

•	any acceleration of the principal amount due on the subordinated debt securities;

•	the dissolution or winding-up or total or partial liquidation or reorganization of Hess Corporation, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings;

•	a default in the payment of principal, premium, if any, sinking fund or interest with respect to any senior indebtedness; or

•

an event of default (other than a default in the payment of principal, premium, if any, sinking funds or interest) with respect to any senior indebtedness, as defined in the instrument under which the same is outstanding, permitting the holders of senior indebtedness to accelerate its maturity, and such event of default has not been cured or waived.

A merger, consolidation or conveyance of all or substantially all of our assets on the terms and conditions provided in the indenture will not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of these subordination provisions.

If the holders of subordinated debt securities receive any payment or distribution of our assets not permitted by the subordination provisions, the holders of subordinated debt securities will have to repay such amount to the holders of the senior debt securities or to the trustee.

Subrogation

After the payment in full of all senior indebtedness, the holders of the subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of our assets or securities applicable to the senior indebtedness until the subordinated debt securities are paid in full. Under these subrogation provisions, no payments or distributions to the holders of senior indebtedness which otherwise would have been payable or distributable to holders of the subordinated debt securities will be deemed to be a payment by us to or on the account of the senior indebtedness. These provisions of the indenture are intended solely for the purpose of defining the relative rights of the holders of the subordinated debt securities and the holders of the senior debt securities. Nothing contained in the indenture is intended to impair our absolute obligation to pay the principal of and interest on the subordinated debt securities in accordance with their terms or to affect the relative rights of the holders of the subordinated debt securities and our creditors other than the holders of the senior indebtedness. These subrogation provisions of the indenture will not prevent the holder of any subordinated debt security from exercising all remedies otherwise permitted by applicable law upon default of such security, subject to the rights of subordination described above.

Provisions Applicable Solely to Convertible Debt Securities

General

The following provisions may apply to senior debt or subordinated debt securities that will be convertible into our common stock or preferred stock, unless otherwise provided in the prospectus supplement relating to the specific issue of debt securities. In the case of subordinated debt securities, these provisions are in addition to any provisions that apply because the debt securities are subordinated. The holder of any convertible debt securities will have the right, exercisable at any time during the time period specified in the applicable prospectus supplement, unless previously redeemed, to convert the convertible debt securities into shares of our common stock or preferred stock at the conversion rate and upon the terms specified in the applicable prospectus supplement. The holder of convertible debt securities may convert any portion thereof which is $1,000 or any integral multiple of $1,000. In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption, except that, in the case of redemption at the option of the holder, if applicable, the conversion right will terminate upon receipt of written notice of the exercise of the option.

Adjustment

For each series of convertible debt securities, the conversion price or rate will be subject to adjustment as contemplated in the indenture. Unless otherwise provided in the applicable prospectus supplement, these adjustments may occur as a result of:

•	our issuance of shares of common stock as a dividend;

•	subdivisions and combinations of our common stock;

•

the issuance to all holders of our common stock of rights or warrants entitling holders to subscribe for or purchase our shares at a price per share less than the market price at the time of issuance; and

•	the distribution to all holders of our common stock of:

•	shares of our capital stock other than our common stock;

•	evidences of indebtedness or assets other than cash dividends paid from retained earnings and dividends payable in common stock referred to above; or

•	subscription rights or warrants other than those referred to above.

In any case no adjustment of the conversion price or rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. We will not issue any fractional shares of our common stock upon conversion, but, instead, we will pay a cash adjustment. If indicated in the applicable prospectus supplement, convertible debt securities convertible into our common stock which are surrendered for conversion between the record date for an interest payment, if any, and the interest payment date, other than convertible debt securities called for redemption on a redemption date during that period, must be accompanied by payment of an amount equal to interest which the registered holder is entitled to receive. We may, from time to time, reduce the conversion price by any amount for a period of not less than 20 days, provided that the reduced price is not less than the par value of a share of common stock.

We will determine the adjustment provisions for convertible debt securities at the time of issuance of each series of convertible debt securities. These adjustment provisions will be described in the applicable prospectus supplement.

Other Purchasers

Except as set forth in the applicable prospectus supplement, any convertible debt securities called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the holder of the convertible debt securities by one or more investment banking firms or other purchasers who may agree with us to purchase our convertible debt securities and convert them into common stock or preferred stock, as the case may be.

Subordination

Our obligation to make payment on account of the principal of, and premium, if any, and interest on subordinated debt securities that are converted into convertible debt securities may be subordinated and junior in right of payment to our senior obligations, as described above under the heading “Provisions Applicable Solely to Subordinated Debt Securities” and in the prospectus supplement.

GLOSSARY

We have used the following definitions in describing the restrictive covenants that we have agreed to in the indentures. You can also find the precise legal definitions of certain of these terms in Section 1.01 of each indenture.

“Attributable Debt” means, when used in connection with a sale and lease-back transaction referred to in the indenture, on the date upon which the amount is to be determined, the product of

•	the net proceeds from the sale and lease-back transaction multiplied by

•

a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in that sale and lease-back transaction (without regard to any options to renew or extend such term) remaining on that date and the denominator of which is the number of full years on the term of that lease measured from the first day of the term.

“Consolidated Net Tangible Assets” means our total assets and those of our consolidated subsidiaries, less current liabilities and intangible assets.

“Principal Property” means any oil or gas producing property, onshore or offshore, or any refining or manufacturing plant owned or leased under a capital lease by us or any of our Restricted Subsidiaries, but does not include any property that has been determined by a resolution of our board of directors not to be of material importance to the business conducted by us and our subsidiaries taken as a whole.

“Restricted Subsidiary” means any Subsidiary that owns or leases under a capital lease any Principal Property.

“Secured Indebtedness” means indebtedness of ours or any Restricted Subsidiary for borrowed money secured by any lien on (or in respect of any conditional sale or other title retention agreement covering) any Principal Property or the stock or indebtedness of a Restricted Subsidiary, but excluding from such definition, all indebtedness:

•	secured by liens (or arising from conditional sale or other title retention agreements) existing on the date of the indenture;

•	owing to us or any other Restricted Subsidiary;

•	secured by liens on Principal Property or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition thereof;

•	in connection with industrial development bond, pollution control revenue bond or similar financings;

•	secured by purchase money security interests;

•	secured by liens existing at the time a corporation becomes a Restricted Subsidiary;

•	statutory liens, liens made in connection with bids and other standard exempted liens;

•	in connection with liens on oil or gas properties or other mineral interests arising as a security in connection with conducting certain business;

•	in connection with royalties and other payments to be paid out of production from oil or gas properties or other mineral interests from the proceeds from their sale; and

•	in connection with any replacement, extension or renewal of any such indebtedness to the extent such indebtedness is not increased.

“Subsidiary” means, with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding voting equity is owned, directly or indirectly, by such person and one or more other subsidiaries of such person.

DESCRIPTION OF THE WARRANTS

General

The following is a summary of material provisions of the warrants that we may issue pursuant to one or more separate warrant agreements, either independently or together with other securities. This summary does not include all of the provisions of the warrants. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We urge you to read the form of warrant agreement filed in connection with the applicable prospectus supplement. The terms of the warrants to subscribe for our debt securities include those stated in the forms of warrant agreements. Provisions of the forms of warrant agreements or terms defined in the forms of warrant agreements summarized below are incorporated into this prospectus by reference.

We may issue warrants for the purchase of:

•	debt securities,

•	preferred stock, or

•	common stock.

The warrants may be issued in one or more series. Please refer to the prospectus supplement relating to particular series of warrants for specific terms of the warrants, including the following terms:

•	the type and number of warrants;

•	the name, amount and terms of the securities for which the warrants may be exercised;

•	if applicable, the name and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the expiration date of the warrants;

•	the period during which warrants may be exercised;

•	the exercise price of the warrants;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	any mandatory or optional call provisions;

•	the identity of the warrant agent;

•	a discussion of certain U.S. Federal income tax considerations; and

•	any other terms of the warrants offered thereunder.

The warrants will be represented by warrant certificates. We will pay all stamp taxes and any other duties to which the original issuance of the warrant certificates may be subject.

Transfer and Exchange

Warrants may be transferred or exchanged pursuant to procedures outlined in the applicable warrant agreement. No service charge will be made for registration of transfer or exchange upon surrender of any warrant certificate at the office of the applicable warrant agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrant certificates.

No warrant or warrant certificate will entitle the holder thereof to any of the rights of a holder of the security for which the warrant may be exercised, including the right to receive payments of principal or interest on debt securities or to enforce any of the covenants in any indenture relating to debt securities or the right to receive dividends on common or preferred stock or vote with common or preferred stock.

Exercise of Warrants

In order to exercise warrants, the holder of the warrants will be required to surrender to the warrant agent the related warrant certificate and pay in full the exercise price for the securities to be subscribed for upon such exercise. The exercise price must be paid in cash or by certified or official bank check or by wire transfer to an account we designate for such purpose. The warrant agent then will deliver the applicable securities to the holder, and will issue a new warrant certificate for any warrants not exercised.

Amendment of Warrant Agreement

From time to time, we and the warrant agent under the relevant warrant agreement, may amend or supplement the warrant agreement for certain purposes without the consent of the holders of the warrants issued thereunder, including to cure defects or inconsistencies or make any change that does not materially and adversely affect the rights of any holder. Any amendment or supplement to a warrant agreement that has a material adverse effect on the interests of the holders of the warrants issued thereunder will require the written consent of the holders of a majority of the outstanding warrants issued thereunder.

The written consent of each holder of the warrants affected shall be required for any amendment that:

•	increases the exercise price;

•	shortens the period during which warrants may be exercised; or

•	if the warrants may be redeemed at our option, reduces the price at which the warrants may be redeemed.

DESCRIPTION OF THE COMMON STOCK

We outline below a summary of material information relating to our common stock, including summaries of certain provisions of our restated certificate of incorporation, as amended, and our by-laws, as amended. This summary does not include all of the provisions of our restated certificate of incorporation or by-laws. These statements do not purport to be complete, or to give full effect to the provisions of statutory or common laws, and are subject to, and are qualified in their entirety by reference to, the terms and detailed provisions of the restated certificate of incorporation and of the by-laws. We urge you to read our full certificate of incorporation and by-laws.

We are incorporated in the State of Delaware, United States and operate in accordance with the Delaware General Corporation Law (DGCL). The rights of our stockholders are determined by the DGCL, the securities laws and regulations and other legislation of the United States, our restated certificate of incorporation and our by-laws. Under our restated certificate of incorporation, we are authorized to issue up to 600,000,000 shares of common stock, par value $1.00 per share. Our shares of common stock are traded on the New York Stock Exchange. Our shares are issued in registered form. Every holder of our shares is entitled to a share certificate. Holders of our shares are entitled, subject to the prior rights, if any, of holders of shares of any series of preferred stock that the board of directors may establish, to such dividends as may be declared by our board of directors if there are sufficient funds to legally pay a dividend.

Annual Meeting

Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 50 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the chairman of the board or the president and shall be called by the secretary at the request of the board of directors pursuant to a resolution approved by a majority of the entire board.

Voting Rights

The holders of our shares of common stock are entitled to one vote for each share held of record and may vote by proxy. Except as may be otherwise provided by applicable law, our restated certificate of incorporation or our by-laws, all matters other than the election of directors shall be decided by a majority of the shares present in person or represented by proxy and entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Liquidation, Dissolution or Winding-Up

In the event of our liquidation, dissolution or winding-up, the holders of our shares of common stock are entitled to share ratably according to the number of shares held by them in all remaining assets available for distribution to the holders of our shares after discharge of outstanding liabilities and payment of such liquidation preference, if any, of any series of preferred stock that our board of directors may establish.

Takeover Provisions

Certain provisions of our restated certificate of incorporation and by-laws may have the effect of delaying, deferring or preventing a change of control in connection with certain extraordinary corporate transactions.

Our restated certificate of incorporation and by-laws formerly provided for a board of directors divided as nearly equally as possible into three classes. Each class was elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election. At the annual meeting of stockholders held in 2013, our stockholders approved amendments to our restated certificate of incorporation and our by-laws to declassify the board. As such, directors elected at each annual meeting of stockholders, commencing with the 2014 annual meeting of stockholders, are elected annually and serve one-year terms. In addition, the restated certificate of incorporation and the by-laws require (i) approval of holders of 80% of our voting stock to remove directors or to amend, alter or repeal the provisions as to director election and removal and other related provisions, (ii) advance notice of, and a specified procedure for, shareholder nominations for director, (iii) the taking of stockholder action only at annual or special meetings (to be called only by the chairman of the board or the president and shall be called by the secretary at the request of the board of directors pursuant to a resolution approved by a majority of the entire board) and prohibiting stockholder action by written consent, and (iv) the filling of vacancies on the board by remaining directors, though less than a quorum. Such provisions of the restated certificate of incorporation and the by-laws may make it more difficult for a person or entity to acquire and exercise control of the company and remove incumbent directors and officers.

We are also subject to the anti-takeover provisions of Section 203 of the DGCL.

Other Rights

Holders of our shares of common stock have no preemption, redemption, conversion or other subscription rights.

DESCRIPTION OF THE PREFERRED STOCK

General

The following description sets forth certain general terms of the preferred stock and any related depositary shares that we may issue. The terms of any series of the preferred stock and any related depositary shares will be described in the applicable prospectus supplement relating to the preferred stock and any related depositary shares being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, our restated certificate of incorporation, as amended, and the certificate of designations relating to each particular series of the preferred stock and any related depositary shares, which was or will be filed with the SEC at or before the issuance of the series of preferred stock.

Terms of the Preferred Stock

Under our restated certificate of incorporation, we are authorized to issue up to 20,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors has the authority, without approval of the stockholders, to issue all of the shares of preferred stock which are currently authorized in one or more series and to fix the number of shares and the rights, preferences, privileges, qualifications, restrictions and limitations of each series.

The applicable prospectus supplement will describe the terms of each series of preferred stock, including, where applicable, the following:

•	the designation, stated value, liquidation preference and number of shares offered;

•	the offering price or prices;

•

the dividend rate or rates, or method of calculation, the dividend periods, the dates on which dividends shall be payable and whether dividends are cumulative or non-cumulative and, if cumulative, the dates from which dividends begin to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any voting rights;

•	whether the preferred stock will be issued in certificated or book-entry form;

•	whether the preferred stock will be listed on a national securities exchange;

•	information with respect to any book-entry procedures; and

•	any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the restated certificate of incorporation.

The preferred stock will be, when issued against payment, fully paid and non-assessable. Holders will have no preemptive rights to subscribe for any additional securities which we may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank equally with all other outstanding series of preferred stock issued by us as to payment of dividends, other than with respect to cumulation of dividends, and as to the distribution of our assets upon liquidation, dissolution, or winding up. Each series of preferred stock will rank senior to the common stock, and any other stock of ours that is expressly made junior to that series of preferred stock.

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York will be the transfer agent, dividend disbursing agent and registrar for the shares of the preferred stock.

Dividends and Distributions

Holders of shares of the preferred stock will be entitled to receive, as, if and when declared by our board of directors, or a duly authorized committee of our board of directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered.

Dividends on the preferred stock may be cumulative or non-cumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable in arrears on the dates specified in the applicable prospectus supplement. If any date so specified as a dividend payment date is not a business day, declared dividends on the preferred stock will be paid on the immediately succeeding business day, without interest. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date. If our board of directors, or a duly authorized committee of our board of directors, fails to declare a dividend on any series of non-cumulative preferred stock for any dividend period, we will have no obligation to pay a dividend for that period, whether or not dividends on that series of non-cumulative preferred stock are declared for any future dividend period. Unless otherwise specified in the applicable prospectus supplement, dividends on the preferred stock will be payable to record holders as they appear on our stock books on each record date, not more than 60 nor less than 10 days preceding the applicable payment date, as shall be fixed by our board of directors or a duly authorized committee of our board of directors.

Liquidation Preference

Any preference or priority of the preferred stock over our common stock and any other class of our stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of our assets or proceeds from any liquidation, will be described in the applicable prospectus supplement.

Redemption

If specified in the prospectus supplement relating to a series of preferred stock being offered, we may, at our option, at any time or from time to time on not less than 30 nor more than 60 days’ notice, redeem that series of preferred stock in whole or in part at the redemption prices and on the dates set forth in the applicable prospectus supplement.

If less than all outstanding shares of a series of preferred stock are to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by our board of directors, or a duly authorized committee of our board of directors, to be equitable. From and after the redemption date, unless we are in default in providing for the payment of the redemption price, dividends shall cease to accrue on the shares of that series of preferred stock called for redemption and all rights of the holders shall cease, other than the right to receive the redemption price.

Any restriction on the repurchase or redemption by us of our preferred stock while we are in arrears in the payment of dividends or sinking fund installments will be described in the applicable prospectus supplement.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as required by law.

Conversion or Exchange Rights

The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may choose to offer fractional shares or some multiple of shares of our preferred stock, rather than whole individual shares. If we decide to do so, we will issue the preferred stock in the form of depositary shares. Each depositary share would represent a fraction or multiple of a share of the preferred stock and would be evidenced by a depositary receipt. We will issue depositary shares under a deposit agreement between a depositary, which we will appoint at our discretion, and us.

Deposit Agreement

We will deposit the shares of preferred stock to be represented by depositary shares under a deposit agreement. The parties to the deposit agreement will be:

•	Hess Corporation;

•	a bank or other financial institution selected by us and named in the applicable prospectus supplement, as preferred stock depositary; and

•	the holders from time to time of depositary receipts issued under that depositary agreement.

Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including, where applicable, dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. The depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock. A depositary receipt may evidence any number of whole depositary shares.

We will file the deposit agreement, including the form of depositary receipt, with the SEC, either as an exhibit to an amendment to the registration statements of which this prospectus forms a part or as an exhibit to a current report on Form 8-K. See “Where You Can Find More Information” above for information on how to obtain a copy of the form of deposit agreement.

Dividends and Other Distributions

The preferred stock depositary will distribute any cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of depositary shares owned by the holders. The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they own.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by us on account of taxes or other governmental charges.

Redemption of Preferred Stock

If we redeem preferred stock represented by depositary shares, the preferred stock depositary will redeem the depositary shares from the proceeds it receives from the redemption, in whole or in part, of the preferred stock. The preferred stock depositary will redeem the depositary shares at a price per share equal to the applicable fraction or multiple of the redemption price per share of preferred stock. Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the redeemed shares of preferred stock. If fewer than all the depositary shares are to be redeemed, the preferred stock depositary will select the depositary shares to be redeemed by lot or ratably or by any other equitable method it chooses.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock, but holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary receipts for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder’s depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. If the preferred stock depositary does not receive specific instructions from the holders of any depositary shares representing a series of preferred stock, it will vote all shares of that series held by it proportionately with instructions received.

Conversion of Preferred Stock

If the prospectus supplement relating to the depositary shares says that the deposited preferred stock is convertible into or exercisable or exchangeable for common stock, preferred stock of another series or other securities of Hess Corporation, the following will apply. The depositary shares, as such, will not be convertible into or exercisable or exchangeable for any securities of Hess Corporation. Rather, any holder of the depositary shares may surrender the related depositary receipts to the preferred stock depositary with written instructions to instruct us to cause conversion, exercise or exchange of the preferred stock represented by the depositary shares into or for whole shares of common stock, shares of another series of preferred stock or other securities of Hess Corporation. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, exercise or exchange, we will cause the conversion, exercise or exchange using the same procedures as those provided for conversion, exercise or exchange of the deposited preferred stock. If only some of the depositary shares are to be converted, exercised or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted, exercised or exchanged.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless the holders of at least a majority of the affected depositary shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “—Withdrawal of Preferred Stock”, to receive shares of the related series of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.

The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Hess Corporation.

We may terminate the deposit agreement at any time, and the preferred stock depositary will give notice of that termination to the recordholders of all outstanding depositary receipts not less than 30 days before the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

We will pay the fees, charges and expenses of the preferred stock depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by giving us notice, and we may remove or replace the preferred stock depositary at any time.

Reports to Holders

We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary. It will forward those reports and communications to the holders of depositary shares.

Limitation on Liability of the Preferred Stock Depositary

The preferred stock depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory and reasonable protection from expenses and liability is furnished. This is called an indemnity. The preferred stock depositary may rely upon written advice of counsel or accountants, upon information provided by holders of depositary receipts or other persons believed to be competent and upon documents believed to be genuine.

Form of Preferred Stock and Depositary Shares

We may issue preferred stock in book-entry form. Preferred stock in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the shares of preferred stock represented by the global security. Those who own beneficial interests in shares of preferred stock will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. However, beneficial owners of any preferred stock in book-entry form will have the right to obtain their shares in non-global form.

DESCRIPTION OF THE PURCHASE CONTRACTS

General

We may issue purchase contracts for the purchase or sale of, or whose cash value is determined by reference or linked to the performance, level or value of, our common or preferred stock, debt securities, depositary shares or other securities described in this prospectus.

We refer to each property described above as a “purchase contract property”. Each purchase contract will obligate:

•	the holder to purchase or sell, and obligate us to sell or purchase, on specified dates, one or more purchase contract properties at a specified price or prices; or

•	the holder or us to settle the purchase contract by reference to the value, performance or level of one or more purchase contract properties, on specified dates and at a specified price or prices.

Some purchase contracts may include multiple obligations to purchase or sell different purchase contract properties, and both we and the holder may be sellers or buyers under the same purchase contract. No holder of a purchase contract will have any rights of a holder of the purchase contract property purchasable under the contract, including any right to receive payments on that property.

Terms of the Purchase Contracts

Your prospectus supplement may contain, where applicable, the following information about your purchase contract:

•

whether the purchase contract obligates the holder to purchase or sell, or both purchase and sell, one or more purchase contract properties and the nature and amount of each of those properties, or the method of determining those amounts;

•	whether the purchase contract is to be prepaid or not and the governing document for the contract;

•	whether the purchase contract is to be settled by delivery, or by reference or linkage to the value, performance or level of, the purchase contract properties;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contract;

•

whether the purchase contract will be issued as part of a unit and, if so, the other securities comprising the unit and whether any unit securities will be subject to a security interest in our favor as described below;

•	whether the purchase contract will be issued in fully registered or bearer form and in global or non-global form; and

•	any other terms of the purchase contract offered thereunder.

If we issue a purchase contract as part of a unit, the accompanying prospectus supplement will state whether the contract will be separable from the other securities in the unit before the contract settlement date.

DESCRIPTION OF THE UNITS

General

We may issue units comprised of one or more debt securities, warrants, purchase contracts, shares of preferred stock and depositary shares in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described here;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any other terms of the units offered thereunder.

General Provisions of a Unit Agreement

Enforcement of Rights

The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

Generally, except as described in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement, unit agreement or trust agreement under which that security is issued. Those specific terms will be described elsewhere in the applicable prospectus supplement under the sections relating to debt securities, warrants, purchase contracts and capital securities. Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities, prepaid purchase contracts, warrants issued under the warrant indenture and capital securities, that are included in those units. Limitations of this kind will be described in the applicable prospectus supplement.

Modification Without Consent of Holders

We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder (i) to cure any ambiguity, (ii) to correct or supplement any defective or inconsistent provision or (iii) to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We will not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent of Holders

We generally may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would (i) impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right, (ii) impair the right of the holder to purchase or sell, as the case may be, the purchase contract property under any non-prepaid purchase contract issued under the unit agreement, or to require delivery of or payment for that property when due or (iii) reduce the percentage of outstanding units of any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series.

•

If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

HEDGING IN CONNECTION WITH DISTRIBUTIONS

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately-negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment.

PLAN OF DISTRIBUTION

We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for the Company by White & Case LLP and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Certain oil and gas reserves estimates incorporated herein by reference have been audited by DeGolyer and MacNaughton, an independent petroleum engineering consulting firm, as stated in its letter report included as an exhibit to Hess Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference in reliance on the authority of said firm as an expert in petroleum engineering.

Hess Corporation

25,000,000 Shares

Common Stock

Goldman, Sachs & Co.